Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
JNL Series Trust and JNL Variable Fund:

We consent to the use of our report dated February 25, 2019, with respect to the financial statements and financial highlights of JNL/Mellon S&P 1500 Growth Index Fund, a series of JNL Series Trust, and JNL/Mellon Nasdaq 100 Index Fund, a series of JNL Variable Fund, as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.
/s/ KPMG LLP
Chicago, Illinois
December 17, 2019